EXHIBIT 99.1
GREIF, INC. CLOSES ON $1 BILLION OF SENIOR SECURED CREDIT FACILITIES
Delaware, Ohio (Nov. 1, 2010) — Greif, Inc. (NYSE: GEF, GEF.B) closed on $1 billion of senior secured credit facilities co-arranged by Banc of America Securities LLC, J.P. Morgan Securities Inc., KeyBank National Association, Citizens Bank of Pennsylvania and Deutsche Bank Securities Inc. on Oct. 29, 2010. The new facilities replace an existing $700 million senior secured credit facility that was scheduled to expire in February 2012.
The agreement provides for a $750 million revolving credit facility and a $250 million term loan, both expiring Oct. 29, 2015. Borrowings under these new credit facilities are subject to a pricing grid, initially priced all-in at LIBOR plus 200 basis points, and are subject to certain covenants.
“We are pleased with the positive reception and strong support of these credit facilities,” said Greif Executive Vice President and Chief Financial Officer Donald S. Huml. “It is especially pleasing to note that the syndication was significantly oversubscribed. These new facilities reduce our borrowing costs, enhance financial flexibility and increase access to capital. We are well-positioned to continue executing our disciplined, long-term growth strategy.”
Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, flexible and corrugated containers and containerboard, and provides blending, filling and packaging services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 50 countries to serve global as well as regional customers. Additional information is on the Company’s website at www.greif.com.